Exhibit 99.2

Medbox Issues Clarification and Amplification

Re Purchase of 320 Acres of Land in Colorado

(Los Angeles, CA, August 10, 2015) — Medbox, Inc. (OTCQB: MDBX), a provider of specialized services to the cannabis sector, including operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved, has issued the following clarification and amplification in connection with its purchase of 320-acres of agricultural land in Pueblo, Colorado, as announced earlier today:

Medbox now fully owns the 320 acres of land in Pueblo, Colorado, on which plans are being finalized for the cultivation of hemp, followed by marijuana.

The company is in the process of applying for a license to cultivate hemp on its land, which it expects to receive within the next 30 to 45 days. In preparation for such cultivation, Medbox this week is beginning the build-out of greenhouses on the property and is nearing completion of discussions to engage a local grower. The company anticipates the initial harvest and generation of revenues from the first hemp crops by the end of 2015.

Separately, Medbox also has begun negotiations with a Colorado resident who is licensed in Colorado to cultivate marijuana. The company expects such cultivation to begin in the first quarter of 2016 with revenues starting in mid-2016.

About Medbox, Inc.

Medbox, Inc., a leader in the rapidly emerging cannabis sector, provides specialized services to operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved. Through trusted clients and affiliates, the company promotes efficient, consistent, high quality products that are priced right, readily available and safely packaged. For more information about the company or to explore partnership, please visit www.medbox.com.

Forward-Looking Statements

Certain statements in this clarification and amplification are forward-looking within the meaning of federal securities laws. Such statements, including, but not limited to, the timing to obtain a license to cultivate hemp, the start of hemp cultivation and timing of the first harvest, and completion of negotiations with a licensed independent grower for cultivating marijuana, based on current beliefs and expectations and are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the company’s control. In addition, certain forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties also include, but are not limited to, regulatory developments in the industry, as well as political and economic conditions present within the industry. For a more detailed description of the risk factors associated with the company, please refer to the company’s latest Annual Report on Form 10-K, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission thereafter. The company does not assume any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made, unless required by law.

For more information, contact:

Janet Simmons

PondelWilkinson Inc.

310-279-5980

pwinvestor@pondel.com